                                                                    EXHIBIT 99.1

Contacts:
Lisa Dabbon                                 John Nesbett/Mary Ellen Adipietro
FairMarket, Inc.                            Lippert Heilshorn Associates
781-376-5812                                212-838-3777
lisa.dabbon@fairmarket.com                  jgn@lhai.com/mary@lhai.com


FOR IMMEDIATE RELEASE

              FAIRMARKET ADOPTS ONE-TIME EMPLOYEE INCENTIVE PROGRAM

WOBURN, MASS., DECEMBER 21, 2000 - FairMarket(sm), Inc. (Nasdaq: FAIM), a leading provider of online dynamic pricing solutions, today announced a one-time employee incentive program. Under the program, employees will be able to exchange outstanding employee stock options (covering approximately 1.4 million shares of FairMarket's common stock) on a one-for-one basis for new options priced at the closing price on the exchange date. Options held by executive officers and directors will not be included in the exchange. The exchange and the new option grants are expected to be effective on January 16, 2001.

"I believe it is in the best interest of shareholders that we retain key employees in order to maintain and grow our leadership in the provision of dynamic ecommerce solutions. We continue to drive to meet our goal of operating cash flow breakeven during Q1 2002," said Eileen Rudden, president and CEO of FairMarket.

The exchange will constitute a repricing of the existing options and will require variable accounting for the new options granted in the exchange. As a result, FairMarket will recognize a non-cash compensation charge each quarter to the extent that the then current per share fair market value of its common stock exceeds the per share exercise price of the new options. There is a potential for such a non-cash charge in the first quarter of 2001 and in each subsequent quarter until all of the new options are exercised or until the date the options expire or otherwise terminate, which is expected to be July 16, 2002.

ABOUT FAIRMARKET, INC.
FairMarket, Inc. is the leading provider of online dynamic pricing solutions, including hosted auction, fixed price, falling price and shopping-by-request services. The company helps businesses generate online revenue by expanding e-commerce functionality and strengthening brand recognition. In the US, the FairMarket Network(sm) includes some of the world's leading portals and vendors on the Web with the potential to reach millions of online shoppers. Headquartered in Woburn, Mass., FairMarket has offices in the U.K. and Australia. The company can be reached at 800-531-7871 or on the Web at www.fairmarket.com.

                                      # # #

FairMarket, FairMarket Network and the FairMarket logo are service marks of FairMarket, Inc. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

This press release contains information about future expectations, plans and prospects of FairMarket, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including but not limited to market acceptance of FairMarket's online auction and other e-commerce services; growth of the market for dynamic e-commerce services; the competitive nature of the online markets in which FairMarket operates; FairMarket's ability to attract and retain qualified personnel; FairMarket's ability to retain existing customers and to obtain new customers; the operation and capacity of FairMarket's network system infrastructure; FairMarket's ability to expand into new geographic markets and the currency, regulatory and other risks associated with expansion into international markets; FairMarket's limited operating history; and the other risks and uncertainties discussed under the heading "Risk Factors" in FairMarket's prospectus filed with the Securities and Exchange Commission on March 14, 2000 in connection with FairMarket's initial public offering and the reports filed by FairMarket from time to time with the Securities and Exchange Commission. FairMarket assumes no obligation to update any of the information included in this press release.


                                       6